                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                       CHRYSALIS INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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
                       CHRYSALIS INTERNATIONAL CORPORATION
                                  575 ROUTE 28
                            RARITAN, NEW JERSEY 08869
                            TELEPHONE: (908) 722-7900

                                                           April 30, 1997
Dear Stockholder:

         You are cordially invited to attend the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Chrysalis International Corporation (the "Company") to be held on June 26, 1997, at 10:00 a.m., at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey.

         This year, your Board of Directors is recommending that you elect two Directors for a new three-year term and approve the appointment of the independent certified public accountants of the Company for the current fiscal year.

         A notice of the Annual Meeting form of proxy and proxy statement containing information about the matters to be acted upon at the Annual Meeting are enclosed herewith. In addition, we have enclosed the Annual Report on Form 10-K of the Company (the "Form 10-K") for the fiscal year ended December 31, 1996. These materials are being mailed to stockholders commencing on or about April 30, 1997. If you would like another copy of the Form 10-K, please contact Investor Relations at the Company's executive offices at the above address and telephone number.

         Please read the enclosed information carefully before completing and returning the proxy card. Returning your proxy card as soon as possible will assure your representation at the meeting, whether or not you plan to attend.

         We are very excited about the future of the Company and are looking forward to the 1997 Annual Meeting of Stockholders.


                                            Sincerely,




                                       PAUL J. SCHMITT
                                       Chairman of the Board of Directors,
                                       President and Chief Executive Officer

                       CHRYSALIS INTERNATIONAL CORPORATION
                                  575 ROUTE 28
                            RARITAN, NEW JERSEY 08869

                            NOTICE OF ANNUAL MEETING



         The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Chrysalis International Corporation (the "Company") will be held on June 26, 1997, at 10:00 a.m., at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey, for the purpose of:


         1.       Electing two (2) Directors for a new three-year term;

         2. Approving the appointment of the independent certified public accountants of the Company for the current fiscal year; and

         3. Transacting such other business as may properly come before the Annual Meeting.


         The Company's Board of Directors has fixed the close of business on April 4, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.



                                            JOHN G. COOPER
                                            Secretary

April 30, 1997

                               ------------------

         The Company's Annual Report on Form 10-K for the year ended December 31, 1996 is enclosed. The Annual Report on Form 10-K contains financial and other information about the Company, but is not incorporated into the Proxy Statement.

                               ------------------

         PLEASE PROMPTLY FILL OUT, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                       CHRYSALIS INTERNATIONAL CORPORATION
                                  575 ROUTE 28
                            RARITAN, NEW JERSEY 08869


           PROXY STATEMENT FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 26, 1997

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Chrysalis International Corporation, a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of stockholders of the Company to be held at 10:00 a.m. at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey on June 26, 1997, (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy are being mailed to stockholders commencing on or about April 30, 1997.

         If a stockholder properly executes and returns the enclosed form of proxy it will be voted as directed on all matters properly coming before the Annual Meeting or any adjournments or postponements thereof. The proxy may be revoked at any time prior to its use by: (1) delivering to the Secretary of the Company at the address noted above a signed notice of revocation or a later dated signed proxy; (2) attending the Annual Meeting and voting in person; or
(3) giving notice of revocation of the proxy at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.


                              ELECTION OF DIRECTORS

GENERAL

         The Company's Certificate of Incorporation provides that the Board of Directors will be divided into three classes of Directors, with each class to be as nearly equal in number of Directors as possible. At each annual stockholders' meeting, Directors are elected for a term of three years and hold office until their successors are duly elected and qualified or until their earlier removal or resignation. The Board of Directors has nominated Mr. Paul J. Schmitt and Dr.
J. Christian Jensen to be elected as Class III Directors for a term of office which will expire at the 2000 annual meeting of stockholders. If the nominees become unavailable to serve for any reason or should a vacancy occur before the election (which events are not anticipated), the persons named on the enclosed proxy card may substitute another individual as a nominee. Class I consists of Dr. Barbut, Mr. Paulson and Dr. Thompson and their term of office will expire at the 1998 annual meeting of stockholders. Class II consists of Mr. John K. Clarke and Mr. Desmond H. O'Connell and their term of office will expire at the 1999 annual meeting of stockholders.

INFORMATION CONCERNING DIRECTORS

         Information regarding the continuing Directors and the nominees is set forth below:

NAME                                        AGE     POSITION
----                                        ---     --------

Paul J. Schmitt(3)                          45      Chairman of the Board of Directors;
                                                    President and Chief Executive Officer
Jack Barbut (3)                             44      Vice Chairman of the Board of Directors
John K. Clarke(1)(2)(3)                     43      Director
Desmond H. O'Connell, Jr.(1)(2)(3)          61      Director
Photios T. Paulson (1)(2)                   58      Director
W. Leigh Thompson                           58      Director
J. Christian Jensen                         46      Director

------------------
(1)      Member of the Compensation Committee.
(2)      Member of the Audit Committee.
(3)      Member of the Nominating Committee.

DIRECTOR NOMINEES

         PAUL J. SCHMITT, CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Mr. Schmitt has served as Chairman of the Board of Directors since October 1994. Mr. Schmitt joined the Company as President and Chief Executive Officer and was elected as a Director of the Company in November 1988. From May 1986 to October 1988, Mr. Schmitt was President of Biolectron, Inc., a medical device company. Prior to joining Biolectron, Mr. Schmitt was with the BOC Group, PLC, an industrial gas and health care company, where, from October 1981 until May 1986, he served as Vice President and General Manager in BOC's health care group. Mr. Schmitt received his B.S. degree in finance from Lehigh University and his M.B.A. degree from Rutgers University.

         J. CHRISTIAN JENSEN, PH.D., DIRECTOR, PRESIDENT, INTERNATIONAL SERVICES. In December 1996, in connection with the acquisition of the clinical services business, Dr. Jensen was appointed as President, International Services of the Company, with worldwide responsibility for business development, integrated project management and information systems, and was elected to the Board of Directors of the Company. Dr. Jensen joined the clinical services business in 1991 and served as Chief Operating Officer and as President of its European operations. Dr. Jensen served as Human Pharmacology Expert from 1989 to 1991 and Pharmacological and Medical Expert from 1986 to 1989 at Sandoz Pharma Ltd. From 1981 to 1986 he was a pharmacologist and toxicologist at the University of Bonn Medical Clinics. In 1986, Dr. Jensen became an associate professor of Clinical Pharmacology at the University of Bonn and received his B.S. degree in Biology from Baker University and a Ph.D. degree in Pharmacology and Toxicology from the University of Kansas.

CONTINUING DIRECTORS

                                     CLASS I

         PHOTIOS T. PAULSON, DIRECTOR. Mr. Paulson has served as a Director since August 1995. Mr. Paulson is a Vice President of bioMerieux Alliance S.A., a French holding company whose businesses include Clinical Laboratory Diagnostics and Biotechnology Research in Genetic Therapy. From 1991 to 1995, he was Chairman of bioMerieux Vitek, Inc., a diagnostics systems company. Between 1987 and 1991, Mr. Paulson was Senior Advisor of Health Care Industry for Prudential Securities Inc. Prior to 1987, Mr. Paulson had a long career with Becton Dickinson and Company where he served last as Executive Vice President and Chief Operating Officer. Mr. Paulson received his B.S. and M.S. degrees from Stevens Institute of Technology. Mr. Paulson's current three-year term as a Director will expire in 1998.

         W. LEIGH THOMPSON, PH.D., M.D., DIRECTOR. Dr. Thompson has served as a Director since December 1995. Dr. Thompson is Chief Executive Officer of Profound Quality Resources, Ltd., a consulting firm and a director of various privately held companies. From 1982 to 1994, Dr. Thompson was an employee of Eli Lilly and Company holding positions including Executive Vice President of Lilly Research Laboratories and corporate Chief Scientific Officer. He is a Fellow of the American College of Physicians and the American College of Critical Care Medicine and served as President of the Society of Critical Care Medicine. Dr. Thompson received his M.S. and Ph.D. (Pharmacology) degrees and an honorary Sc.D. from the Medical University of South Carolina. Dr. Thompson's current three-year term as a Director will expire in 1998.

         JACK BARBUT, SC.D., DIRECTOR, VICE CHAIRMAN OF THE BOARD OF DIRECTORS AND PRESIDENT, CLINICAL SERVICES. In December 1996, in connection with the acquisition of the clinical services business, Dr. Barbut was appointed as Vice Chairman of the Board of Directors and President, Clinical Services of the Company and was elected to the Board of Directors of the Company. Dr. Barbut founded the clinical services business in 1979 and oversaw its operations thereafter. Dr. Barbut received his Sc.D. degree in systems engineering from The Polytechnic Institute in Lausanne, Switzerland. Dr. Barbut's current three-year term as a Director will expire in 1998.

                                    CLASS II

         JOHN K. CLARKE, DIRECTOR. Mr. Clarke has served as a Director of the Company since March 1988. He is a General Partner in DSV Management, the general partner of DSV Partners IV, a professional venture capital partnership. He has been associated with DSV Management since 1982. Mr. Clarke is a Director of Alkermes, Inc. and several privately held companies. Mr. Clarke received his B.A. degree from Harvard College and his M.B.A. degree from the Wharton School, University of Pennsylvania. Mr. Clarke's current three-year term as a Director will expire in 1999.

         DESMOND H. O'CONNELL, JR., DIRECTOR. Mr. O'Connell has served as a Director of the Company since April 1991. He is also a Director of Abiomed, Inc. From December 1992 until December 1993, he served as the Chairman, Management Committee of Chrysalis Preclinical Services. During 1991, he briefly served as Chairman of the Board and Chief Executive Officer of Osteotech, Inc., a medical products company. Since September 1990, he has been an independent management consultant. Prior to 1990, Mr. O'Connell's career focused on the Health Care industry and included ten years (1980-1990) at BOC Health Care, his last position being President and CEO, and ten years (1970-1980) at Baxter Laboratories, Inc., where his responsibilities included Vice President, Corporate Development, President, Hyland Division and President, International Division. Mr. O'Connell received a B.S. degree from the University of Notre Dame and received an M.B.A. degree from Harvard University. Mr. O'Connell's current three-year term as a Director will expire in 1999.

DIRECTORS MEETINGS AND COMMITTEES

         The Audit Committee recommends to the Board of Directors, subject to stockholder approval, the selection of the Company's independent certified public accountants. The Audit Committee discusses with the Company's management and the Company's independent certified public accountants the overall scope and specific plans for the accountants' audit. The Audit Committee meets annually with the Company's senior management and independent public accountants to discuss the results of the accountants' examination and the Company's systems, controls and reporting. The Audit Committee held one meeting in 1996.

         The Compensation Committee reviews executive compensation, fixes compensation of the executive officers and incentive compensation, recommends the adoption of and administers executive benefit plans and grants stock options. The Compensation Committee held six meetings in 1996.

         The Nominating Committee considers and reviews the qualifications of potential nominees for Directors and nominates a slate of nominees for election as Directors at each annual meeting of stockholders and, when in certain circumstances vacancies occur, candidates for election by the Board of Directors. The Nominating Committee held one meeting in 1996. The Nominating Committee is normally able to identify from its own resources the names of qualified nominees, but it will accept from stockholders recommendations of individuals to be considered as nominees. Any such nominations should be submitted in writing to the Company at 575 Route 28, Raritan, New Jersey 08869,
Attention: Corporate Secretary.

         The Board of Directors held ten meetings in 1996. During the period that each Director served as such, all of the Directors attended at least seventy-five percent (75%) of the total meetings held by the Board of Directors and by the Committees on which they served during 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Dr. Jesse Treu, Chairman of the Compensation Committee until his resignation in December 1996, also served as an executive officer of the Company as a result of being the Chairman of the Board of Directors until October 1994. Dr. Treu was not an employee of the Company, was not paid a retainer for his services as Chairman of the Board of Directors and was not involved in the day-to-day management of the Company.

COMPENSATION OF DIRECTORS

         The Directors of the Company do not receive annual retainers, meeting fees or other cash compensation of any kind for their service as Directors, but are reimbursed for their travel expenses in attending meetings. Prior to the adoption of the 1996 Stock Option Plan in December 1996, Directors who were not employees of the Company or any of its subsidiaries ("Nonemployee Directors") received certain automatic grants of stock options under the Company's 1991 Stock Option Plan as follows: (i) each Nonemployee Director elected to the Board of Directors on or after August 18, 1995 would receive options to purchase 30,000 shares with the option price set at the fair market value of the underlying shares on the date of election to the Board of Directors; (ii) each Nonemployee Director elected to the Board of Directors prior to August 18, 1995 would receive options to purchase 30,000 shares with the option price set at $3.50 per share, the closing price of the Common Stock on August 18, 1995; (iii) every three years subsequent to the date of the initial grant of 30,000 options, each Director who remains on the Board of Directors would receive an additional 30,000 options with the option price set at the fair market value of the underlying shares on the date of the grant; and (iv) immediately following the fifth annual meeting of the Company's stockholders that is held following the commencement of a Nonemployee Director's continuous service as such, he will be automatically granted an option to purchase 7,000 shares of Common Stock. Upon adoption of the 1996 Stock Option Plan in December 1996, Nonemployee Directors will receive automatic grants of stock options, as described above, pursuant to the Company's 1996 Stock Option Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's Directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company's Common Stock and other equity securities of the Company. The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish the Company with copies of all reports filed with the Commission pursuant to Section 16(a).

         Reports received by the Company indicate that Dr. Jensen and Dr. Barbut failed to timely file a Form 5 in 1996.


                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 1, 1997, by (i) each of those persons known to the Company to be a beneficial owner of more than five percent of the Common Stock, (ii) each of the Company's Directors and the Named Executive Officers (as defined in "Compensation of Executive Officers--Summary Compensation Table") and (iii) all Directors and executive officers of the Company as a group. All information with respect to beneficial ownership by the Directors, executive officers and beneficial owners has been furnished by the respective Director, executive officer or beneficial owner, as the case may be. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. The information contained herein regarding share ownership of persons beneficially owning five percent or more of the Common Stock other than executive officers and Directors was obtained from required filings of such persons with the Securities and Exchange Commission.

                                                                                   PERCENTAGE OF
                                                       NUMBER OF SHARES            COMMON STOCK
         NAMES AND ADDRESSES                               OF COMMON               BENEFICIALLY
          BENEFICIAL OWNER                                 STOCK(1)                    OWNED
          ----------------                                 --------                    -----

Alec Hackel                                               955,294(9)                   8.41%
Flueliweg 3
6045 Meggen
Switzerland

John K. Clarke                                             33,573(2)                       *

Desmond H. O'Connell                                       53,090(3)                       *

Photios T. Paulson                                         20,397(4)                       *

W. Leigh Thompson Ph.D., M.D.                              12,027(5)                       *

Paul J. Schmitt                                           352,605(6)                   3.01%

Jack Barbut, Sc.D.                                        955,294(9)                   8.41%

John G. Cooper                                            174,119(7)                   1.51%

J. Christian Jensen                                       636,862(9)                   5.61%

Leif Modeweg, D.V.M.                                      101,746(8)                       *

All Directors and executive officers
  as a group (9 persons)                                2,339,712(10)                 19.41%

------------------
*  Less than one percent.

(1) Shares identified in the footnotes below which are subject to exercisable options were deemed to be outstanding as of January 1, 1997 for purposes of Rule 13d-3 under the Exchange Act.
(2) Includes 3,676 shares of Common Stock owned by DSV Partners IV. Mr. Clarke is a general partner of DSV Management Ltd., the sole general partner of DSV Partners IV. Mr. Clarke is one of four general partners who share voting and investment control over DSV Management. Mr. Clarke disclaims beneficial ownership of such shares. Also includes 29,897 shares of Common Stock which Mr. Clarke had the right to acquire upon the exercise of stock options within 60 days after January 1, 1997.

(3) Includes 17,870 shares of Common Stock which Mr. O'Connell had the right to acquire upon the exercise of stock options within 60 days after January 1, 1997.

(4) Includes 15,397 shares of Common Stock which Mr. Paulson had the right to acquire upon the exercise of stock options within 60 days after January 1, 1997.

(5) Includes 12,027 shares of Common Stock which Dr. Thompson had the right to acquire upon the exercise of stock options within 60 days after January 1, 1997.

(6) Includes 348,787 shares of Common Stock which Mr. Schmitt had the right to acquire upon the exercise of stock options within 60 days after January 1, 1997.

(7) Includes 170,589 shares of Common Stock which Mr. Cooper had the right to acquire upon the exercise of stock options within 60 days after January 1, 1997.

(8) Includes 101,746 shares of Common Stock which Dr. Modeweg had the right to acquire upon the exercise of stock options within 60 days after January 1, 1997.

(9) Pursuant to a Schedule 13D filed on December 19, 1996 as amended April 21, 1997, Mr. Hackel, Dr. Barbut and Dr. Jensen disclosed that they intend to vote all shares beneficially owned by them together as a "group".

(10) Includes 696,313 shares of Common Stock which all Directors and executive officers, as a group, had the right to acquire upon the exercise of stock options within 60 days after January 1, 1997.

COMPENSATION OF EXECUTIVE OFFICERS

                           REPORT OF THE COMPENSATION
                       COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board of Directors, determines on an annual basis the compensation to be paid to the Chief Executive Officer ("CEO") and each of the other executive officers of the Company. The Compensation Committee is composed of Mr. Clarke, Mr. O'Connell and Mr. Paulson. Mr. O'Connell serves as the Chairman of the Compensation Committee. Each member of the Compensation Committee is a Nonemployee Director.

         This Report sets forth policies used by the Compensation Committee in determining the compensation paid by the Company to its executive officers, including the Named Executive Officers (as defined in "Summary Compensation Table").

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION
PROGRAMS:

         The overall compensation philosophy of the Company is to ensure that executive officer compensation, both in the short and long term, will promote the long-term objectives of the Company by attracting and retaining superior talent and rewarding performance. The Company's compensation is structured to create a mutuality of interest between executive officers and long-term stockholders through programs that share the rewards and risks of strategic decision making.

         The Compensation Committee believes that the Company's executive compensation program provides an overall level of compensation that is competitive within the health care industry, primarily the Contract Research Organization ("CRO") sector, and recognizes the increasing responsibility of executive officers as the Company grows. In establishing base salaries, cash bonuses and incentive compensation programs, the Compensation Committee assesses periodic compensation surveys. The executive officers' compensation is compared to peer executive groups surveyed as a guideline for compensation levels. Although the Compensation Committee uses the average compensation levels reported in the surveys as targets, actual compensations levels may be greater or less than average competitive levels in surveyed companies based on the performance of the Company and the individual.

         The Company's basic executive officer compensation package is comprised of base salary, cash bonuses, long-term incentive compensation in the form of stock options, and various other benefits which are generally available to employees of the Company.

         Compensation decisions are determined in a structured annual review by the Compensation Committee with input from the CEO in all determinations other than his own. This annual review considers the decision making responsibilities of each position and the individual's experience, work performance and progress toward Company objectives. The Compensation Committee weighs the Comparative Stock Performance Graph below in its decisions on compensation. However, because of the strategic transition of the Company from a transgenic biotechnology company to a worldwide CRO, the Compensation Committee believes the Company stock performance should not be the dominant factor in determining compensation. The Compensation Committee believes the factors cited above are equally important in determining the basis by which compensation should be measured. See "Comparative Stock Performance Graph."

         The Compensation Committee has reviewed the proposed regulations under the federal income tax legislation adopted during 1993 that limits the deductibility of certain executive compensation in excess of $1 million and has determined that any nondeductible payments under the Company's existing compensation programs would be highly unlikely.

BASE COMPENSATION:

         The Compensation Committee is cognizant and responsive to growing levels of executive responsibility as the size and complexity of the Company increases. Since the base salary is a critical component of the Company's success in attracting and retaining key executives, the Compensation Committee seeks to maintain base compensation levels competitive to average compensation levels for executive peer groups within the health care industry, primarily the CRO sector.

         In 1996, the average base salaries of the Named Executive Officers other than the CEO, when translated where appropriate, increased 3.6%. Such increase was impacted by the translation of Dr. Modeweg's base compensation from French Francs to U.S. dollars. Excluding the impact of translation, Dr. Modeweg's compensation increased 9.6% due to the assignment of additional responsibilities primarily relating to managing growth opportunities for Chrysalis DNX Transgenic Sciences. Mr. Cooper's compensation increased 8.9%, primarily due to his promotion to Senior Vice President and the assumption of increased operational responsibilities.

CASH BONUSES:

         The Compensation Committee adopted a bonus plan for the executive officer group for 1996 performance with payout determinations under such plan primarily based on the achievement of financial performance targets and secondarily on individual performance objectives - both focused on increasing stockholder value. No bonus payments under the 1996 plan have been made to date as the Compensation Committee will meet to consider any possible payouts in the second quarter of 1997.

         Additionally, a formal bonus plan for key management of the Company was established for the 1996 fiscal year with payout determinations based on the achievement of the Company's financial targets and individual performance objectives. The Compensation Committee will meet to consider any possible payouts in the second quarter of 1997.

LONG-TERM INCENTIVE COMPENSATION:

         The Compensation Committee utilizes stock options as its primary long-term incentive compensation mechanism for executive officers. The objective of the program is to align executive and stockholder long-term interests by creating a strong and direct link between executive pay and long-term stockholder return, thereby enabling executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock.

         The Company established a four-year vesting schedule for options granted to executives in order to focus the efforts of executive officers on the long-term strategy of the Company.

         The Compensation Committee conducts a formal review from time to time of the stock option holdings and vesting status of each executive officer. The Compensation Committee makes stock option grants to the Named Executive Officers based on such factors as the strategic development of the Company, growth and performance of the Company, individual performance contribution, total stock options and related vesting positions for each executive officer of the Company, and length of service. Based on its consideration of these factors, the Compensation Committee granted options on January 22, 1996 under the 1991 Stock Option Plan to Mr. Cooper to purchase 10,000 shares of Common Stock and on June 7, 1996 under the Company's 1988 and 1991 Stock Option Plans to Mr. Schmitt to purchase 60,000 and to Mr. Cooper to purchase 32,500 shares of Common Stock and on December 18, 1996 under the 1991 Stock Option Plan to Dr. Barbut and Dr. Jensen to each purchase 50,000 shares of Common Stock.

CHIEF EXECUTIVE OFFICER COMPENSATION:

         It is the Compensation Committee's philosophy that compensation for the CEO should be directly linked to the achievement of the specific business objectives established to accomplish the long-term goal of the Company. The compensation programs for the CEO integrate with the Company's annual and long-term business objectives and strategy, and focus the CEO's efforts and energies on the fulfillment of those objectives. Through this strategy, the Company believes the CEO's compensation is directly aligned with the long-term interests of stockholders.

         It is also the Compensation Committee's philosophy that to attract and retain a qualified individual for this critical executive position, compensation for the CEO must be competitive with his peer group in the industry.

         The CEO's compensation is comprised of the same elements as other executive officers; base salary, cash bonuses, long-term incentives in the form of stock options, and various benefits which are generally available to employees of the Company.

         In considering the compensation for the CEO for 1996, the Compensation Committee conducted a review of the CEO's performance and compared the CEO's compensation levels with his peer group within related industries.

         The Compensation Committee is pleased with Mr. Schmitt's performance in 1995, and feels he managed the Company well through a particularly challenging period including managing the negotiation leading to the sale of the Company's 30% interest in Nextran and continuing the Company's strategic objective to become a leading drug development services business. The Compensation Committee determined that Mr. Schmitt's base salary should be adjusted from $242,000 to $260,000 effective June 1, 1996.



                                       DESMOND H. O'CONNELL, JR., Chairman
                                       JOHN K. CLARKE
                                       PHOTIOS T. PAULSON
                                       Members of the Compensation Committee

COMPARATIVE STOCK PERFORMANCE GRAPH

         The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of (i) the NASDAQ Stock Market (U.S.) Index (the "NASDAQ Index"), and (ii) the NASDAQ Health Services Index (the "Health Services Index"), assuming an investment of $100 on December 31, 1991, in each of the Common Stock of the Company, the stocks comprising the NASDAQ Index and the stocks comprising the Health Services Index.




        Measurement Period                                                     NASDAQ Health
      (Fiscal Year Covered)           DNX Corporation         NASDAQ             Services
Dec-91                                     88                  110                 112
Dec-92                                     52                  128                 116
Dec-93                                     31                  147                 134
Dec-94                                     36                  144                 144
Dec-95                                     28                  204                 184
Dec-96                                     34                  251                 183

SUMMARY COMPENSATION TABLE

         The following table sets forth the annual and long-term compensation for the Company's CEO and each of the two other most highly compensated executive officers, other than the CEO, who were serving as executive officers at the end of the Company's last completed fiscal year (collectively, the "Named Executive Officers"), as well as the total compensation paid to each of these individuals for the Company's previous two fiscal years.

                                                                                  LONG-TERM COMPENSATION
                                                                           ----------------------------------
                                              ANNUAL COMPENSATION                   AWARDS           PAYOUTS
                                      ----------------------------------   -----------------------   -------
                                                                           RESTRICTED   SECURITIES
                                                                              STOCK     UNDERLYING     LTIP     ALL OTHER
         NAME AND                     SALARY       BONUS    OTHER ANNUAL    AWARD(S)   OPTIONS/SARS   PAYOUTS  COMPENSATION
    PRINCIPAL POSITION       YEAR       ($)         ($)     COMPENSATION       ($)          (#)         ($)        ($)
    ------------------       ----     ------      ------    ------------    --------   ------------   -------  ------------
Mr. Schmitt                  1996    251,625         --         --              --        60,000        --        8,013(1)
Chairman of the Board        1995    241,865         --         --              --        50,000        --        7,862(2)
of Directors, President      1994    234,808     48,120         --              --            --        --        7,847(3)
and Chief Executive
Officer

Dr.  Modeweg(4)              1996    167,685     12,600         --              --            --        --             --
President, Chrysalis         1995    168,830         --         --              --        50,000        --             --
Preclinical Services,        1994    138,929         --         --              --        25,000        --             --
Vice President

Mr. Cooper(5)                1996    146,026         --         --              --        42,500        --        5,650(6)
Senior Vice President,       1995    134,065         --         --              --        50,000        --        5,215(7)
Chief Financial Officer,     1994    125,423     36,264         --              --            --        --        5,498(8)
Treasurer and Secretary

------------------

(1) Includes $4,750 of Company matching contributions under Chrysalis International Corporation Employee Savings Plan, which were paid in Common Stock, $413 of group term life insurance premiums paid by the Company and $2,850 of long-term disability insurance premiums paid by the Company.

(2) Includes $4,620 of Company matching contributions under Chrysalis International Corporation Employee Savings Plan, which were paid in Common Stock, $392 of group term life insurance premiums paid by the Company and $2,850 of long-term disability insurance premiums paid by the Company.

(3) Includes $4,620 of Company matching contributions under Chrysalis International Corporation Employee Savings Plan, which were paid in Common Stock, $377 of group term life insurance premiums paid by the Company and $2,850 of long-term disability insurance premiums paid by the Company.

(4) Dr. Modeweg's salary and other cash compensation is paid in French Francs. Dr. Modeweg received total compensation in French Francs of 922,824 in 1996, 841,618 in 1995, and 770,570 in 1994. The salary amounts contained in this table have been translated to U.S. dollars based on an average exchange rate for 1996 of 5.1187 French Francs per U.S. dollar, an average exchange rate for 1995 of 4.985 French Francs per U.S. dollar and an average exchange rate for 1994 of 5.5465 French Francs per U.S. dollar.

(5) On May 29, 1996, Mr. Cooper was elected as Senior Vice President of the Company. Prior to such time, Mr. Cooper had been Vice President of the Company.

(6) Includes $4,628 of Company matching contributions under Chrysalis International Corporation Employee Savings Plan, which were paid in Common Stock, $128 of group term life insurance premiums paid by the Company and $894 of long-term disability insurance premiums paid by the Company.

(7) Includes $4,210 of Company matching contributions under Chrysalis International Corporation Employee Savings Plan, which were paid in Common Stock, $111 of group term life insurance premiums paid by the Company, and $894 of long-term disability insurance premiums paid by the Company.

(8) Includes $4,620 of Company matching contributions under Chrysalis International Corporation Employee Savings Plan, which were paid in Common Stock, $100 of group term life insurance premiums paid by the Company and $778 of long-term disability insurance premiums paid by the Company.

STOCK OPTIONS

         The following table contains information concerning grants of stock options made during 1996 to the Named Executive Officers.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                               POTENTIAL
                                                                                                          REALIZABLE VALUE AT
                                                                                                            ASSUMED ANNUAL
                                                                                                            RATES OF STOCK
                                                                                                           PRICE APPLICATION
                                     INDIVIDUAL GRANTS                                                      FOR OPTION TERM
-------------------------------------------------------------------------------------------                 ---------------
                                              PERCENT OF
                                                 TOTAL
                                               OPTIONS/
                        NUMBER OF                SARS
                       SECURITIES             GRANTED TO
                       UNDERLYING              EMPLOYEES      EXERCISE OF
                       OPTION/SARS                IN          BASE PRICE         EXPIRATION
NAME                    GRANTED(#)            FISCAL YEAR         ($/SH)            DATE                  5%($)       10%($)
----                    ----------            -----------         ------            ----                  -----       ------
Mr. Schmitt              60,000(1)                12.68           7.25            06-07-06              273,569        693,278

Mr. Cooper               10,000(2)                 2.11           4.44            01-22-06               27,910         70,730
                         32,500(1)                 6.87           7.25            06-07-06              148,183        375,526

------------------
(1) These stock options become exercisable to the extent of 25 percent of the shares of Common Stock covered thereby on June 1, 1997, the first anniversary of the date on which vesting commenced, and are exercisable at a per diem rate over the next three years thereafter for so long as the optionee remains in the continuous employ of the Company or a subsidiary.

(2) These stock options became exercisable to the extent of 25 percent of the shares of Common Stock covered thereby on January 22, 1997, the first anniversary of the date on which vesting commenced, and are exercisable at a per diem rate over the next three years thereafter for so long as the optionee remains in the continuous employ of the Company or a subsidiary.

OPTION EXERCISES AND HOLDINGS

         The following table contains information concerning the exercise of stock options during 1996 by the Named Executive Officers and unexercised options held by them at the end of 1996.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                              NUMBER OF
                                                                             SECURITIES                 VALUE OF
                                                                             UNDERLYING                UNEXERCISED
                                                                             UNEXERCISED              IN-THE-MONEY
                                                                            OPTIONS/SARS              OPTIONS/SARS
                                                                              AT FISCAL                 AT FISCAL
                                                                              YEAR-END                  YEAR-END
                                       SHARES               VALUE             --------                  --------
                                     ACQUIRED ON          REALIZED         EXERCISABLE(E)/           EXERCISABLE(E)/
NAME                                  EXERCISE               ($)          UNEXERCISABLE(U)          UNEXERCISABLE(U)
----                                  --------               ---          ----------------          ----------------
Mr. Schmitt                               0                  0               344,609(E)               $722,962(E)
                                                                             100,891(U)                 13,776(U)

Dr.  Modeweg                              0                  0                95,479(E)                  8,091(E)
                                                                              54,521(U)                 10,659(U)

Mr. Cooper                                0                  0               162,842(E)                260,629(E)
                                                                              79,658(U)                 16,246(U)

EMPLOYMENT AGREEMENTS

         Messrs. Schmitt and Cooper and Dr. Modeweg, Dr. Barbut and Dr. Jensen are parties to employment agreements with the Company (or, in Dr. Modeweg's case, Chrysalis International Preclinical Services Corporation, ["Chrysalis Preclinical Services"]). See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Chrysalis Preclinical Services entered into an employment agreement with Dr. Modeweg in 1993 that provides that in the event that Dr. Modeweg is terminated for reasons other than reckless or gross misconduct, Chrysalis Preclinical Services and Dr. Modeweg will enter into a consulting agreement. Such consulting agreement would provide for the continued services of Dr. Modeweg for a term, at the option of Chrysalis Preclinical Services, of one or two years at compensation levels substantially equivalent to that received by Dr. Modeweg as President of Chrysalis Preclinical Services. In the event that Chrysalis Preclinical Services elects a term of two years for the consulting agreement, Dr. Modeweg would be subject to a non-competition clause for a period of one year following the effective date of his termination. The agreement is subject to automatic renewal on a year-to-year basis unless Chrysalis Preclinical Services provides advance notice of its intent to terminate the arrangement.

         The Company is a party to a letter agreement with Paul J. Schmitt that provides Mr. Schmitt with a severance package in the event that he is terminated without cause, as defined in the agreement. The agreement obligates the Company to provide Mr. Schmitt with pay at his base salary rate and certain benefit coverage for up to 12 months following his termination, provided that certain conditions are met. In addition, in the event of a change of control of the Company, resulting in a change of duties or responsibilities of Mr. Schmitt, he may, under certain circumstances, treat such change as a termination of employment and he would be entitled to receive 12 months of salary plus immediate vesting of all outstanding options. The term of his agreement expires on June 2, 2000.

         The Company is a party to a letter agreement with John G. Cooper that provides Mr. Cooper with a severance package in the event that he is terminated without cause, as defined in the agreement. The agreement obligates the Company to provide Mr. Cooper with pay at his base salary rate and certain benefit coverage for up to 12 months following his termination, provided that certain conditions are met. In addition, in the event of a change of control of the Company, resulting in a change of duties or responsibilities of Mr. Cooper, he may, under certain circumstances, treat such change as a termination of employment and he would be entitled to receive 12 months of salary plus immediate vesting of all outstanding options. The term of his agreement expires on May 28, 2001.

         The Company entered into employment agreements with Dr. Barbut and Dr. Jensen on December 18, 1996. Pursuant to these employment agreements, Dr. Barbut and Dr. Jensen are compensated and provided other benefits comparable to other senior executives of the Company and commensurate with their duties and responsibilities. The employment agreements provide for severance payments to Dr. Barbut and Dr. Jensen in the event that they are terminated without cause, as defined therein. The employment agreements also contain standard non-compete and non-solicitation provisions. The term of each employment agreement expires December 18, 1998.

       APPROVAL OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors recommends a vote for the approval of the appointment of KPMG Peat Marwick LLP as the independent certified public accountants of the Company and certain of its subsidiaries to audit the books and accounts for the Company and certain of its subsidiaries for the year ended December 31, 1997. It is expected that representatives of KPMG Peat Marwick LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

                      SUBMISSION OF STOCKHOLDERS' PROPOSALS

         Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and proxy card relating to the Company's next annual meeting should be received at the Company's executive offices on or before July 15, 1997. Such proposals should be submitted by certified mail, return receipt requested.

                                  OTHER MATTERS

         The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview, telephone or telegram. Such Directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

         It is not anticipated that any other matters will be brought before the Annual Meeting for action; however, if any such other matters shall properly come before the Annual Meeting or any adjournments or postponements thereof, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

RECORD DATE; VOTING

         The Board of Directors has fixed the close of business on April 4, 1997 as the record date (the "Record Date") for determining the holders of Common Stock entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were outstanding 11,384,807 shares of the Common Stock, all of one class, and all of which are entitled to be voted at the Annual Meeting. Holders of issued and outstanding shares of Common Stock are entitled to one vote for each share held. In accordance with General Corporation Law of the State of Delaware, the Company's Certificate of Incorporation and the Company's Bylaws, the Company may, if necessary, convene and, by a vote of the stockholders, adjourn the Annual Meeting to a later date or dates, without changing the Record Date. If the Company were to determine that an adjournment were desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy card to vote in favor of such an adjournment.

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business. In all matters, other than the election of Directors, the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present, entitled to vote and actually voting at the Annual Meeting in person or by proxy on such matter is required to approve each proposal to be considered at the Annual Meeting or any adjournments or postponements thereof. Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. At the Annual Meeting, the results of stockholder voting will be tabulated by the inspector of elections appointed for the Annual Meeting.

         Each nominee for Director receiving a plurality vote of all votes cast at the meeting in person or by proxy shall be elected. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Abstentions in respect of any proposal and broker non-votes will not be counted for purposes of determining whether such proposal has received the requisite approval of the Company's stockholders.

         The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:
(1) for the nominees for Director named earlier in this Proxy Statement; and (2) for approval of the appointment of the independent certified public accountants.





                                            JOHN G. COOPER
                                            Secretary


Raritan, New Jersey
April 30, 1997


         IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. PLEASE PROMPTLY FILL OUT, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.